Exhibit 3.2
Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE  CERTIFICATE OF AMENDMENT OF "CARDIMA, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF APRIL, A.D. 2010, AT 6:25 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware
Secrets of State
Division of Corporations
Delivered 06:27 PM 04/06/2010
FILED 06:25 PM 04/06/2010
SRV 100356597 - 2315776 FILE

Certificate of Amendment
of
Certificate of Incorporation
of
Cardima, Inc.

Under Section 242 of the Delaware General Corporation Law

Cardima, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby further amended by adding at the end of Article IV, the following:

Each ten (10) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.001 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 1st day of April, 2010.

/s/Robert Cheney___________
Robert Cheney
Chief Executive Officer

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